EXHIBIT 99.2

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	12 Weeks Ended
	March 24,	March 26,
	2012	2011
Operating activities:
Net earnings	$5,454	7,481
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	8,204	8,583
Amortization of deferred financing costs	290	423
Non-cash convertible debt interest	1,390	1,292
Amortization of rebateable loans	1,155	1,204
Provision for (recovery of) bad debts	(279)	444
Provision for lease reserves	-	448
Deferred income tax expense	277	1,976
Loss (gain) on sale of property, plant and equipment	(476)	1,775
LIFO charge	182	501
Asset impairments	62	-
Share-based compensation	1,094	1,159
Deferred compensation	353	332
Other	(45)	(111)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(2,556)	(5,687)
Inventories	(13,946)	5,098
Prepaid expenses	(1,721)	(688)
Accounts payable	(9,768)	(10,232)
Accrued expenses	(11,167)	(9,485)
Income taxes payable	2,699	732
Other assets and liabilities	(169)	369
Net cash provided by (used in) operating activities	(18,967)	5,614
Investing activities:
Disposal of property, plant and equipment	635	323
Additions to property, plant and equipment	(4,063)	(28,966)
Loans to customers	(1,560)	(519)
Payments from customers on loans	251	336
Corporate-owned life insurance, net	(178)	(153)
Other	(151)	-
Net cash used in investing activities	(5,066)	(28,979)
Financing activities:
Proceeds from revolving debt	18,600	22,600
Dividends paid	(2,198)	(2,180)
Payments of long-term debt	(765)	(16)
Payments of capitalized lease obligations	(571)	(574)
Increase in outstanding checks	9,396	3,457
Payments of deferred financing costs	(41)	-
Tax benefit from share-based compensation	66	-
Other	(527)	-
Net cash provided by financing activities	23,960	23,287
Net decrease in cash	(73)	(78)
Cash at beginning of period	773	830
Cash at end of period	$700	752